UNITED  STATES
                    SECURITIES  AND  EXCHANGE  COMMISSION
                         WASHINGTON,  D.C.  20549

                                FORM  10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    UNDER  SECTION  12(B)  OR  (G)  OF  THE  SECURITIES  EXCHANGE  ACT  OF 1934


                         COLONY  ENERGY,  INC.
          (Name  of  registrant  as  specified  in  its  charter)

         Delaware                                     76-0662309
 -----------------------------------------------------------------------------
 (State  or other jurisdiction of                  (I.R.S.Employer
  incorporation or organization)                 Identification  No.)

   2100  West  Loop  South,  Suite  900,  Houston,  Texas      77027
----------------------------------------------------------------------
     (Address  of  principal executive offices)             (Zip Code)

Securities  to  be  registered  under  Section  12(b)  of  the  Act:

     Title of each class                       Name of each exchange
     to  be  so registered                     on  which each class is to be
                                               registered

          None                                   Not  Applicable
-------------------------------------------------------------------------------

Securities  to  be  registered  under  Section  12(g)  of  the  Act:

            Common  Stock,  Par  Value  $.001  Per  Share
--------------------------------------------------------------------------------
                         (Title  of  Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

     Large  accelerated  filer  [ ]      Accelerated  filer          [ ]
     Non-accelerated  filer     [ ]      Smaller  reporting company  [X]
     (Do  not  check  if  a  smaller  reporting company)

                               TABLE OF CONTENTS


ITEM  1.   BUSINESS.                                                         4

ITEM  1A.  RISK  FACTORS.                                                   11

ITEM  2.   FINANCIAL  INFORMATION.                                          20

ITEM  3.   PROPERTIES.                                                      23

ITEM  4.   SECURITY  OWNERSHIP  OF  CERTAIN
           BENEFICIAL  OWNERS  AND  MANAGEMENT.                             23

ITEM  5.   DIRECTORS  AND  EXECUTIVE  OFFICERS.                             24

ITEM  6.   EXECUTIVE  COMPENSATION.                                         25

ITEM  7.   CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.              25

ITEM  8.   LEGAL  PROCEEDINGS                                               26

ITEM  9.   MARKET  PRICE  OF  AND DIVIDENDS ON THE REGISTRANT'S
           COMMON EQUITY AND RELATED  STOCKHOLDER  MATTERS.                 26

ITEM  10.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.                     27

ITEM  11.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES TO BE REGISTERED.      27

ITEM  12.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.                   29

ITEM  13.  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA                  30

ITEM  14.  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS
           ON  ACCOUNTING  AND  FINANCIAL  DISCLOSURE.                      30

ITEM  15.  FINANCIAL  STATEMENTS  AND  EXHIBITS.                            30

                                EXPLANATORY NOTE

     The Company is filing this General Form for Registration of Securities on Form 10 on a voluntary basis, pursuant to section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), in order to ensure that public information is readily accessible to all stockholders and potential investors, and to increase the Company's access to financial markets. In the event the Company's obligation to file periodic reports is suspended pursuant to the Exchange Act, the Company anticipates that it will continue to voluntarily file such reports.

           NOTE REGARDING PROJECTIONS AND FORWARD LOOKING STATEMENTS

          This General Form for Registration of Securities on Form 10 contains statements that are forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "believe" and similar language. These statements involve known and unknown risks, including those resulting from economic and market conditions, the regulatory environment in which we operate, competitive activities, and other business conditions, and are subject to uncertainties and assumptions set forth elsewhere in this Form 10. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements.

                                     PART I

ITEM  1.  BUSINESS.

                                  INTRODUCTION

                                    GENERAL

     Colony Energy, Inc. (the "Company") was incorporated on July 20, 2000 under the laws of the State of Delaware. The address of the Company is 2100 West Loop South, Suite 900, Houston, Texas 77027, and its telephone number is 713/590-5060. The Company was formed for the purpose of providing video-on-demand service to consumers by means of broadband or high-speed Internet connections. In this connection, the Company raised a fairly small amount of capital and engaged a third party contractor to develop the Company's technology. This contractor was successful in developing the Company's technology to the point that five-minute video clips could be downloaded over a broadband or high-speed Internet connection using such technologies. When this development was announced, a couple of large companies approached the Company about joint venture possibilities that had scopes and specifications beyond the Company's ability at that time. Moreover, additional funds were needed to move the Company's technology beyond the point of downloading five-minute video clips to the point that the technology would be commercially viable. The Company engaged an investment banker to try to procure necessary funds, but due to the state of the capital markets at that time with respect to Internet and high technology companies the Company was not able to procure necessary funds to continue to develop its technology and to remain in business. As a consequence, the Company has been inactive from a business perspective since early 2001, and the Company had existed essentially as a "shell" since that time. For reasons given hereinafter, during the summer of 2006 the Company began considering the possible re-activation of operations with a focus on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. The Company entered into its first project related to oil and gas in August 2007. The Company is in the early stages of its exploration activities.

                                STOCK ISSUANCES

     The share figures contained in this Form 10 take into account a reverse stock split that the Company completed on October 2, 2006.

     In connection with the formation of the Company, an aggregate of 5.1 millions shares of the Company's common stock were issued to four initial stockholders of the Company near the end of July 2000 and the beginning of August 2000. Of these shares, five million were issued to three persons for cash in the amounts of these shares' par value at that time for an aggregate payment of $10,000, and 100,000 were issued to one person as consideration for services rendered. Of the five millions shares issued for cash,

     * 2.5 million were issued to one individual who shortly thereafter gifted 50,000 shares to each of three persons, for an aggregate of 150,000 shares gifted, and who later gifted on or about March 19, 2007 all of his remaining shares (2,325,000 shares to the F.E.I. Energy Trust and 25,000 shares to Tufts University); and
     * The remaining 2.5 million of the five millions shares issued for cash were issued to a married couple, who on or about March 3, 2002 sold
           all  of  their  shares   to   Kent   E.   Lovelace, Jr. (currently a
           director and an officer of the Company) for a nominal amount of cash.

After Mr. Lovelace's acquisition of these shares, Mr. Lovelace was elected as the Company's sole director and sole officer.

     During early 2007, Mr. Lovelace began discussing with Jimmy D. Wright the possibility of his involvement in the re-activation of Company business activities by the Company's acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. In this connection, Mr. Wright was elected to the Company's Board of Directors, joining Mr. Lovelace and C. Thomas Cutter, who had shortly prior thereto been elected to the Board. (Mr. Cutter resigned from his seat on the Board in February 2008 for personal reasons, and the Board was contracted to two members.) To solidify Mr. Wright's stake in the Company, on or about May 19, 2007 each of the F.E.I. Energy Trust and Mr. Lovelace sold to Westside Resources, L.P. ("WRLP"), an entity of which Mr. Wright is sole owner, 617,784 and 657,216 (respectively) of the shares then owned by them for these shares' par value of $.001 per share. Moreover, about the same time the Company issued to WRLP 1,275,000 shares for these shares' par value of $.001 per share, bringing WRLP's stock ownership to a total of 2.55 million shares. On or about October 15, 2007, WRLP transferred 850,000 shares to each of two trusts established for the benefit of Mr. Wright's children (for an aggregate of 1.7 million shares), leaving WRLP with 850,000 shares.

              RE-ACTIVATION OF THE COMPANY AND CHANGE IN BUSINESS

     In connection with the re-activation of the Company and the change in business focus, the Company has undertaken the following activities:

     *     The  Company  expanded  its  Board  of Directors and elected Jimmy D.
           Wright to fill a newly created vacancy.   Mr. Wright has considerable
           experience in  the  oil  &  gas  industry.  Kent  E. Lovelace, Jr.
           remains as the Company's second director. The change in the Company's management teams bolsters the Company's oil and gas expertise. Mr. Wright has an extensive background in this area, recently serving as President, Chief Executive Officer and Chief Operating Officer of an independent, publicly traded exploration and production company. Mr. Lovelace has participated in a number of oil and gas investments over the past 25 years. For more information about Messrs. Wright and Lovelace, see "ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS " herein.
     * The Company raised "seed" capital in the form of several loans. Currently, the only outstanding Company loan is in the amount of approximately $525,000 and was provided by CEI Ventures, LLC, an entity owned by Mr. Lovelace, the F.E.I. Energy Trust (a significant Company stockholder), and Westside Resources, L.P.
           (an entity of which Mr. Wright is sole owner and which is referred to hereinafter as "WRLP"). This loan is secured by all of the Company's assets, including the Company's oil and gas interests briefly described below and elsewhere herein. For more information about this loan, see "ITEM 2. FINANCIAL INFORMATION - Capital Requirements" herein.
     * On August 29, 2007, the Company entered into an agreement (the "Enexco Agreement") with Enexco, Inc. ("Enexco"), a privately held entity engaged in the drilling and completion of wells on oil and gas leases covering lands located in Oklahoma and Texas. Under the terms of the Enexco Agreement, the Company will make available, at its discretion, to Enexco funds to cover 65% of the costs incurred by Enexco in connection with its acquisition of three certain oil and gas leases, two in Oklahoma and one in Texas. In consideration of the Company's providing this financing, the Company received an interest in each of the three leases, and an option to participate in the drilling of each well on any of these leases. Before any well can be drilled on any of these leases, Enexco must repay the amount loaned by the Company to acquire the lease. The Company has acquired its only oil and gas assets thus far pursuant to the Enexco Agreement, although the Company is
           currently seeking other assets to acquire.   The  first  well  in
           which the Company participated pursuant to the Enexco Agreement was drilled to its target depth and encountered the target sand. However, the sand was "tight," and this well on the lease in Okfuskee County, Oklahoma was plugged and abandoned. As of the date of this Form 10, the drilling of a second well, located in Seminole County, Oklahoma and in which the Company is participating pursuant to the Enexco Agreement, has been drilled to its target depth.
           This well encountered several prospective oil and gas formations and testing is currently underway and additional acreage is being acquired in the prospect area. However, the results of this second well cannot now be determined.

                                    BUSINESS

     The Company is an early stage, independent oil and gas exploration and production company. The Company intends to engage primarily in the exploration and development of oil and gas properties, initially in the States of Oklahoma and Texas. The Company's major emphasis will be in the participation in the oil and gas segment, acquiring interests in producing oil or gas properties and participating in drilling operations. The Company's principal products will be crude oil and natural gas. The Company intends to engage in a broad range of activities associated with the oil and gas business in an effort to develop oil and gas reserves. With the assistance of the Company's management, independent contractors retained from time to time by the Company, and, to a lesser extent, unsolicited submissions, the Company intends to identify prospects that it believes are suitable for acquisition and drilling.

     When the Company acquires an interest in acreage on which exploration or development drilling is planned, the Company will assess the relative potential and risks of each prospect and determine the degree to which the Company will participate in the exploration or development drilling. In the right circumstances, the Company will assume the entire risk of the acquisition and drilling. On the other hand, the Company may determine that it will be more beneficial to invite industry participants to share the risk and the reward of the prospect by financing some or all of the costs of drilling contemplated wells. In such cases, the Company may retain a carried working interest, a reversionary interest, or may be required to finance all or a portion of the Company's proportional interest in the prospect. Although this approach will reduce the Company's potential return should the drilling operations prove successful, it will also reduce the Company's risk and financial commitment to a particular prospect.

     Conversely, the Company may from time to time participate in drilling prospects offered by other persons if the Company believes that the potential benefit from the drilling operations outweighs the risk and the cost of the proposed operations. This approach will allow the Company to diversify into a larger number of prospects at a lower cost per prospect, but these operations (commonly known as "farm-ins") are generally more expensive than operations where the Company offers the participation to others (known as "farm-outs").

     In addition to its exploration and drilling activities, the Company expects that it will try to accumulate oil and gas reserves through the purchase of existing reserves from others. In this connection, the Company may initiate work-overs, re-completions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves acquired or developed.

     Before committing substantial resources, including obtaining necessary permits and preparing for drilling on any particular leased property, the Company plans to complete its due diligence on its leased property. The Company expects that, in acquiring oil and gas leases or undivided interests in oil and gas leases, the Company will not incur the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, the Company will rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This is customary practice in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. The Company does not anticipate that it, or the person or company acting as operator of the wells located on the properties which we intend to lease, will obtain counsel to examine title to such spacing unit until the well is about to be drilled. These practices could expose the Company to certain risks, which will be described in the section captioned "RISK FACTORS" above.

     Once the Company has identified a proposed drilling site, it will engage the services of a third party operator licensed to operate oil and gas wells in the State of Texas. The operator will be responsible for permitting the well, which will include obtaining permission from state authorities relative to spacing requirements and any other state and federal environmental clearances required at the commencement of the permitting process. Additionally, the operator will formulate and deliver to all interest owners an operating agreement establishing each participants' rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, the operator will be responsible for hiring the driller, geologist and land men to make final decisions relative to the zones to be targeted, and actually drilling the well to the target zone. Should the well be successful, the operator would thereafter be responsible for completing the well and connecting it to the most appropriate transmission facility for the hydrocarbons produced. The Company expects to pay the operator commercially prevailing rates.

     The operator will be the caretaker of the well once production has commenced. As such, the operator will be responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Unless each interest owner sells its production separately, the operator will collect purchase payments from the purchaser of the production, and, once a division order has been established and confirmed by the interest owners, the operator will issue the checks to each interest owner in accordance with its appropriate interest. The operator will not perform these functions when each interest owner sells its production separately, in which case the interest owners will undertake these activities separately. After production commences on a well, the operator also will be responsible for maintaining the well and the wellhead site during the entire term of the production or until such time as the operator has been replaced.

     Although the Company presently does not intend to seek status as a licensed operator, if in the future the Company believes that seeking licensed operator status is appropriate and the Company has adequate staff available to it, the Company may decide to operate its own wells.

     The driller of the Company's wells will be responsible for performing, or contracting with third parties and supervising their efforts, all aspects of the drilling operation except for geological services. The Company currently anticipates that it will continue to utilize outside consultants for services on an as-needed basis.

     Each well will be drilled and tested individually. If commercially producible amounts of oil or gas are present, the well will be completed and facilities installed to connect to gathering or pipeline facilities. Completed wells that are producing and connected to distribution pipelines will begin generating revenues as soon as they begin flowing although actual funds from the sale of production may be delayed and not be received until 30 days after the end of the month of sale or even longer. If any of the Company wells proves to hold commercially producible gas, the Company may need to install necessary infrastructure to permit delivery of the Company gas from the wellhead to a major pipeline. The Company has identified the locations of all major gathering and other facilities currently installed in the general vicinity of the Company's targeted area and has initiated contacts with the owners of these facilities to ascertain their specific requirements with respect to transporting the Company's gas to pipelines for transmission, including volume and quality of gas and connection costs. Management believes that these pipelines basically purchase all available gas that they can. However, some of the owners of these pipelines produce their own gas, which they also transport along with other third-party gas such as that the Company intends to produce. Most of the pipelines in the area of the Company's current oil and gas interests are not required by law to transport any gas that the Company may produce. As a result, if pipelines in the area reach capacity, any productive natural gas well developed by the Company could be "shut-in" because of a lack of available natural gas pipeline capacity.

     The Company cannot accurately predict the costs of transporting its gas products to existing pipelines until it locates its first successful well. The cost of installing an infrastructure to deliver the Company's gas to a pipeline or gatherer will vary depending upon the distance the gas must travel from the wellhead to the tap, tap fees, and whether the gas first must be treated to meet the purchasing company's quality standards. To minimize the costs of transporting gas to existing pipelines, the Company intends to drill as close to existing pipelines as practicable. However, ultimate connection costs cannot now be accurately predicted.

     There can be no assurance that the Company will be successful in its exploratory and production activities. The oil and gas business involves numerous risks, the principal ones of which are described in the section captioned "RISK FACTORS" above.

                                 LOAN TO ENEXCO

     On August 29, 2007, the Company entered into an agreement (the "Enexco Agreement") with Enexco, Inc. ("Enexco"), a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located in Oklahoma and Texas. Under the terms of the Enexco Agreement, the Company will make available, at its discretion, to Enexco, on a revolving basis, funds of up to an unspecified maximum sum. The funds will be advanced to cover 65% of the costs incurred by Enexco in connection with its acquisition of three certain oil and gas leases, a 341.3 net acre lease in Okfuskee County, Oklahoma, a 177.3 net acre lease in Seminole County, Oklahoma, and a 247.6 net acre lease in Hamilton County, Texas. In consideration of the Company's providing this financing, the Company received (a) 25% of any profits derived from any drilling on, or from any sale of, any of the three preceding leases, and (b) an option to participate up to 25% in the drilling of each well on any of these leases, which may be exercised by paying a portion of the drilling costs of the related well equal to the percentage of the interest sought up to 25%. All amounts advanced by the Company with respect to any particular leases must be repaid to the Company before the commencement of the drilling of a test well on such leases. Otherwise, amounts advanced pursuant to the Agreement and accrued interest must be paid in full by August 29, 2008. The term of this lending arrangement is for 12 months, and will continue thereafter on a month-to-month basis until terminated by either party. The leases with respect to which amounts are advanced secure amounts advanced pursuant to the Agreement. As of the date of this Form 10, Enexco had borrowed approximately $217,412 from the Company, all of which has been repaid to the Company. Enexco completed the drilling of one well on the lease in Okfuskee County, Oklahoma (the McVeigh #1 well). This well was drilled to its target depth and encountered the target sand. However, the sand was "tight," and this well was plugged and abandoned. As of the date of this Form 10, the drilling of a second well located in Seminole County, Oklahoma (the Betty Marchant #1 well) and in which the Company is participating pursuant to the Enexco Agreement, has been drilled to its target depth. This well encountered several prospective oil and gas formations and testing is currently underway and additional acreage is being acquired in the prospect area. However, the results of this second well cannot now be determined.

                               PLAN OF OPERATION

PROPOSED  INITIAL  ACTIVITIES

     The Company only recently began its pursuit of oil and gas exploration opportunities, and thus the Company does not have any estimates of oil and gas reserves on the properties in which it holds interest. Consequently the Company has not reported its reserve estimates to any state or federal authority. The Company cannot assure anyone that it will find commercially producible amounts of oil and gas. Moreover, at the present time, the Company can finance only the limited exploration activity by the Enexco Agreement described below. The Company is currently trying to determine the scope of the business activities that it wishes to pursue. The amount of capital that the Company will need will depend on the scope of the business activities that the Company ultimately decides to pursue, which is uncertain at this time. However, for the Company to pursue business activities much greater than those related to the Enexco Agreement, the Company would be required to undertake certain financing activities. The success of the Company's plan of operation depends upon the success of its exploration activities and its ability to obtain additional capital to pursue additional opportunities. The Company cannot assure anyone that it will be successful in its exploration activities and be able to obtain necessary capital.

     Currently, the Company's only oil and gas opportunity is the one provided by the Enexco Agreement. The first well in which the Company has participated that has been drilled pursuant to the Enexco Agreement (the McVeigh #1 well on the lease in Okfuskee County, Oklahoma) was drilled to its target depth. The McVeigh #1 well encountered the target sand. However, the sand was "tight," and this well was plugged and abandonedIn connection with this well, the Company incurred expenses in the amount of $64,383, all of which have been written-off. However, prior to the drilling of this first well, the Company was repaid approximately $95,613 of the outstanding balance under the Enexco Agreement. The operator is currently proposing another well in the prospect acreage containing the McVeigh #1 well during early 2008. However, management does not currently believe that it will participate in the drilling of any further wells on the lease in Okfuskee County, Oklahoma. The second well in which the Company is participating (the Betty Marchant #1 on the lease in Seminole County Oklahoma) has been drilled to its target depth. The Company has participated in the 177 gross (38.8 net) acre prospect for a 21.875 percent working interest at a total net cost of $223,112 as of February 5, 2008. This well encountered several prospective oil and gas formations and testing is currently underway and additional acreage is being acquired in the prospect area. The Company estimates that its share of drilling costs for this second well will be approximately $271,681, and the Company received a repayment of approximately

$48,569 pursuant to the Enexco Agreement prior to the commencement of the drilling of this second well. The results of this second well cannot now be determined.

     If the Company is successful in its initial activities, the Company intends to continue with further exploration and development of additional opportunities. The continuation of the Company's business activities depends on the development of operating wells that are producing oil and gas, and are generating revenues.

                             MARKETS AND MARKETING

     Oil and natural gas prices are currently at very high levels. Based on worldwide supply and demand projections and the potential for instability in areas that currently provide a large proportion of the world's petroleum, we believe that prices are likely to remain at high levels for the foreseeable future. A number of factors, including, high product prices, the ease of availability of capital, and the influx of that capital into the oil and natural gas sector has resulted in tremendous competition for prospects, people, equipment and services. We believe that this environment presents a tremendous opportunity for our company to pursue attractive opportunities. Our goal is to grow our company and increase shareholder value in a favorable petroleum-pricing environment.

     The Company does not expect to refine any of its production, although the Company may have to process some of its production to transport it or to meet the purchasing company's quality standards. Instead, the Company expects that all or nearly all of its production will be sold to a relatively small number of customers. Production from the Company's properties will be marketed consistent with industry practices. The availability of a ready market for the Company's production will depend upon a number of factors beyond the Company's control, including the availability of other domestic production, price, crude oil imports, the proximity and capacity of oil and gas pipelines, and general fluctuations in supply and demand. Although the effect of these factors cannot be accurately predicted or anticipated, the Company does not anticipate any unusual difficulty in contracting to sell its production of oil and gas to purchasers and end-users at prevailing market prices and under arrangements that are usual and customary in the industry. However, there can be no assurance that market, economic and regulatory factors will not in the future materially adversely affect the Company's ability to sell its production. The Company will strive to develop markets with end-users, local distribution companies, and natural gas brokers for gas produced from successful exploratory wells and development wells. The Company expects that most of the natural gas that the Company is able to find (if any) will be transported through gas gathering systems and gas pipelines that are not owned by the CompanyThe Company's current leased land is in fairly close proximity to gas pipelines suitable for carrying the Company's production. Transportation space on gas gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to the facilities or due to use by other gas shippers with priority transportation agreements or who own or control the relevant pipeline. If transportation space is restricted or is unavailable, the Company's cash flow from the affected properties could be adversely affected. The Company does not now have any long-term sales contracts for any crude oil and natural gas production that it realizes, but it expects that it will generally sell any production that it develops pursuant to these types of contracts. The Company does not believe that it will have any difficulty in entering into long-term sales contracts for its production, although there can be no assurance in this regard.

     Sales prices for oil and gas production are negotiated based on factors normally considered in the industry, such as the spot price for gas or the posted price for oil, price regulations, regional price variations, distance from the well to the pipeline, well pressure, estimated reserves, commodity quality and prevailing supply conditions. Historically, prices of crude oil and natural gas market have experienced high volatility. This high volatility is a result of ever changing perceptions throughout the industry centered on supply and demand. Although the Company cannot predict the occurrence of events that may affect oil and gas prices or the degree to which oil and gas prices will be affected, the prices for any oil or gas that the Company produces should be equivalent to current market prices in the geographic region, and the Company will strive to obtain the best price in the area of its production. The Company's revenues, profitability and future growth will depend substantially on prevailing prices for crude oil and natural gas. Decreases in the prices of oil and gas would likely adversely affect the carrying value of any proved reserves that the Company is successful in establishing and the Company's prospects, revenues, profitability and cash flow.

                                  COMPETITION

     The Company operates in the highly competitive areas of oil and gas exploration, development and production. The Company believes that the level of competition in these areas will continue into the future and may even intensify. In the areas of oil and gas exploration, development and production, competitive advantage is gained through superior capital investment decisions, technological innovation and costs management. The Company's competitors include major oil and gas companies, a large number of independent oil and gas companies, and numerous individuals. Competition focuses primarily on the acquisitions of properties that appear attractive for the exploration for oil and gas. The principal competitive factors in the acquisition of oil and gas properties include the staff and data necessary to identify, investigate and purchase such properties and the financial resources necessary to acquire and develop them. The Company also will compete for the equipment and labor required to operate and to develop its properties. Most of the Company's competitors have substantially larger operating staffs and greater financial and other resources. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than the Company can, which would adversely affect the Company's competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than the Company can. In addition, most of the Company's competitors have been operating for a much longer time than the Company has and have demonstrated the ability to operate through a number of industry cycles. The Company's ability to acquire additional properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. The effect of the intense competition that the Company will face cannot now be determined.

                                   REGULATION

REGULATION OF OIL AND NATURAL GAS EXPLORATION AND PRODUCTION

     Exploration and production operations are subject to various types of regulation at the federal, state and local levels. This regulation includes requiring permits to drill wells, maintaining bonding requirements to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, and the plugging and abandoning of wells. Our operations will also be subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled in a given field, and the unitization or pooling of oil and natural gas properties. Some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibiting the venting or flaring of natural gas and imposing certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas that can produce from wells, and to limit the number of wells or the locations where we can drill. Because these statutes, rules and regulations undergo constant review and often are amended, expanded and reinterpreted, we are unable to predict the future cost or impact of regulatory compliance. The regulatory burden on the oil and gas industry increases its cost of doing business and, consequently, affects its profitability. We do not believe, however, we are affected differently by these regulations than others in the industry.

NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION

     Federal legislation and regulatory controls have historically affected the price of the natural gas and the manner in which production is transported and marketed. Under the Natural Gas Act of 1938 (NGA), the FERC regulates the interstate sale for resale of natural gas and the transportation of natural gas in interstate commerce, although facilities used in the production or gathering of natural gas in interstate commerce are generally exempted from FERC jurisdiction. Although considerable deregulation has occurred in this area of law such that a lot of natural gas production may now be sold at market prices, natural gas sales prices continue to be affected by intrastate and interstate gas transportation regulation, because the prices for production are affected by the cost of transporting the gas to the consuming market. Through a series of comprehensive rulemakings, beginning with Order No. 436 in 1985 and continuing through Order No. 636 in 1992 and Order No. 637 in 2000, the FERC has adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes were intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters, and by increasing the transparency of pricing for pipeline services. The FERC has also established interim rules governing the relationship of pipelines with their marketing affiliates, and has initiated a rulemaking proceeding to consider whether to make those rules permanent. The FERC has also implemented standards relating to the use of electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis.

     In light of these statutory and regulatory changes, most pipelines have divested their gas sales functions to marketing affiliates, which operate separately from the transporter and in direct competition with all other merchants, and most pipelines have also implemented the large-scale divestiture of their gas gathering facilities to affiliated or non-affiliated companies. Interstate pipelines thus now generally provide unbundled, open and nondiscriminatory transportation and transportation-related services to producers, gas marketing companies, local distribution companies, industrial end users and other customers seeking such services. Sellers and buyers of gas have gained direct access to the particular pipeline services they need, and are better able to conduct business with a larger number of counter-parties. These changes have probably and improved access to markets generally while, at the same time, substantially increasing competition in the natural gas marketplace.

     We cannot predict what new or different regulations the FERC and other regulatory agencies may adopt, or what effect subsequent regulations may have on our activities. Similarly, it is impossible to predict what proposals, if any, that affect the oil and natural gas industry might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on us. Similarly, and despite the recent trend toward federal deregulation of the natural gas industry, whether or to what extent that trend will continue, or what the ultimate effect will be on our sales of gas that we are able to produce, cannot be predicted.

FEDERAL REGULATION OF PETROLEUM

     Sales of oil and natural gas liquids are not regulated and are at market prices. The price received from the sale of these products is affected by the cost of transporting the products to market. Much of that transportation is through interstate common carrier pipelines. Effective January 1, 1995, the FERC implemented regulations generally grand-fathering all previously approved interstate transportation rates and establishing an indexing system for those rates by which adjustments are made annually based on the rate of inflation, subject to certain conditions and limitations. These regulations may tend to increase the cost of transporting oil and natural gas liquids by interstate pipeline, although the annual adjustments may result in decreased rates in a given year. Every five years, the FERC must examine the relationship between the annual change in the applicable index and the actual cost changes experienced in the oil pipeline industry. In March 2006, to implement this required five-yearly re-determination, the FERC established an upward adjustment in the index to track oil pipeline cost changes and determined that the Producer Price Index for Finished Goods plus 1.3 percent should be the oil pricing index for the five-year period beginning July 1, 2006.

Another FERC proceeding that may impact transportation costs relates to an ongoing proceeding to determine whether and to what extent pipelines should be permitted to include in their transportation rates an allowance for income taxes attributable to non-corporate partnership interests. Following a court remand, the FERC has established a policy that a pipeline structured as a master limited partnership or similar non-corporate entity is entitled to a tax allowance with respect to income for which there is an "actual or potential income tax liability," to be determined on a case by case basis. Generally speaking, where the holder of a partnership unit interest is required to file a tax return that includes partnership income or loss, such unit-holder is presumed to have an actual or potential income tax liability sufficient to support a tax allowance on that partnership income.

     We are not able to predict with certainty the effect upon us of these periodic reviews by the FERC of the pipeline index, or of the application of the FERC's new policy on income tax allowances.

ENVIRONMENTAL REGULATIONS

      - GENERAL. Our operations will be subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. A variety of permits may required for our operations. These permits can be revoked, modified or renewed by issuing authorities. Governmental authorities enforce compliance with their regulations through fines, injunctions or both. Government regulations can increase the cost of planning, designing, installing and operating oil and gas facilities. Although we believe that compliance with environmental regulations will not have a material adverse effect on us, risks of substantial costs and liabilities related to environmental compliance issues are part of oil and gas production operations. No assurance can be given that significant costs and liabilities will not be incurred. Also, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production could result in substantial costs and liabilities to us.

     - SOLID AND HAZARDOUS WASTE. We might generate some hazardous wastes that are already subject to the Federal Resource Conservation and Recovery Act (RCRA) and comparable state statutes. The Environmental Protection Agency (EPA) has limited the disposal options for certain hazardous wastes. Certain wastes currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes under RCRA or other applicable statutes. We could, therefore, be subject to more rigorous and costly disposal requirements in the future than we encounter today.

     - SUPERFUND. The Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain persons with respect to the release of hazardous substances into the environment. These persons include the owner and operator of a site and any party that disposed of or arranged for the disposal of hazardous substances found at a site. CERCLA also authorizes the EPA, and in some cases, private parties, to undertake actions to clean up such hazardous substances, or to recover the costs of such actions from the responsible parties. We may in the future be an owner or operator of sites on which hazardous substances have been released. As a result, we may be responsible under CERCLA for all or part of the costs to clean up sites where such wastes have been disposed.

     - OIL POLLUTION ACT. The Federal Oil Pollution Act of 1990 (OPA) and resulting regulations impose a variety of obligations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The term "waters of the United States" has been broadly defined to include inland water bodies, including wetlands and intermittent streams. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages.

     -  CLEAN  WATER  ACT.  The Federal Water Pollution Control Act (Clean Water
Act) and resulting regulations, which are implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States. Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies. However, regulatory agencies could require us to cease construction or operation of certain facilities that are the source of water discharges.

     - CLEAN AIR ACT. Our operations will be subject to local, state and federal laws and regulations to control emissions from sources of air pollution. Payment of fines and correction of any identified deficiencies generally resolve penalties for failure to comply strictly with air regulations or permits. Regulatory agencies could also require us to cease construction or operation of certain facilities that are air emission sources.

                                   EMPLOYEES

      As of the date of this filing, the Company had only one employee, an office manager. The number of employees that the Company expects that it will need in the future depends on the scope of the business activities that the
Company decides to pursue. The Company does not now foresee problems in hiring additional qualified employees to meet its possible future labor needs.

FACILITIES

     The Company's principal executive offices are fairly small and are located 2100 West Loop South, Suite 900, Houston, Texas 77027. They are rented for a term ending October 31, 2008. Management believes that additional space will be need if the Company's plan of operation progresses in accordance with its terms. Management further believes that such additional space and any required alternative office space can be readily obtained if needed.

ITEM  1A.  RISK  FACTORS

      In addition to the other information in this General Form for Registration of Securities on Form 10, the following risk factors, among others, should be considered carefully in evaluating the Company and its business.

                          RISKS RELATED TO OUR COMPANY
                          ----------------------------

     OUR EXTREMELY LIMITED HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT, AND PROFITS ARE NOT ASSURED.

     The Company was incorporated on July 20, 2000 under the laws of the State of Delaware for the purpose of providing video-on-demand service to consumers by means of broadband or high-speed Internet connections. However, for a variety of reasons, that business failed, and the Company became dormant from an operational perspective. During the summer of 2006 the Company began considering the possible re-activation of operations with a focus on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. During August 2007, we acquired a limited number of rights in certain oil and gas prospects by virtue of loan that we made. As of the date of this Form 10, we have participated in only two wells whose drilling has been completed. The first of these wells was plugged and abandoned, while the results of the second well are currently being evaluated, but these results cannot now be determined. All of the oil and gas properties in which we have rights to date are considered "undeveloped acreage," which the U.S. Securities and Exchange Commission (the "Commission") defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves." No proved or probable reserves have been established with respect to any of the oil and gas properties in which we have rights. In view of our extremely limited history in the oil and gas exploration business, you may have difficulty in evaluating us and our business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

     *     Find  and  acquire  rights  in  attractive  oil  and  gas properties;
     * Drill successfully exploratory test wells on our oil and gas properties to determine the presence of oil and gas in commercially viable quantities;
     * Develop our oil and gas properties to a stage at which oil and gas are being produced in commercially viable quantities;
     * Procure purchasers of our commercial production of oil and gas upon such commencement;
     *     Comply  with  applicable  laws  and  regulations;
     * Identify and enter into binding agreements with suitable joint venture partners for our future projects;
     *     Implement  and  successfully  execute  our  business  strategy;
     *     Respond  to  competitive  developments  and  market  changes;  and
     *     Attract,  retain  and  motivate  qualified  personnel.

     There  can  be  no  assurance  that  we  will  be successful in undertaking such activities. Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our exploration and production activities will produce oil and gas in commercially viable quantities. Moreover, even if we succeed in producing oil and gas, we expect to incur operating losses until such time (if ever) as we produce and sell a sufficient volume of our commercial production to cover direct production costs as well as corporate overhead. There can be no assurance that sales of our oil and gas production will ever generate significant revenues, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.

     OUR AUDITOR HAS GIVEN US A "GOING CONCERN" QUALIFICATION, WHICH QUESTIONS OUR ABILITY TO CONTINUE AS A GOING CONCERN WITHOUT ADDITIONAL FINANCING.

     Our independent certified public accountant has added an emphasis paragraph to its report on our financial statements for the year ended December 31, 2007 regarding our ability to continue as a going concern. Key to this determination is our historical losses. Management believes that most, if not nearly all, of our expenses are within our control such that we could reduce such expenses to remain solvent. However, any such reduction would impair our ability to continue our exploration activities. Our oil and gas exploration activities are being conducted with a view of realizing cash flow from oil and gas production that would result from these efforts. There can be no assurance that we will be successful in these activities. Moreover, even if successful, management believes that funds generated from operations will not be sufficient to expand the scope of our business. In order to expand such scope, we will need to obtain additional capital. There can be no assurance that we will be successful in this regard. In view of the foregoing uncertainties as to our success in our exploration activities and our ability to procure additional capital, there can be no assurance that we will become profitable or continue our business without either a temporary interruption or a permanent cessation.

     WE  DEPEND  ON  CERTAIN  KEY  PERSONNEL.

     We substantially depend upon the efforts and skills of our officers and directors, and certain of our consultants and third party contractors. The loss of the services of any of our officers or directors, or any of their inability to devote sufficient attention to our operations, could materially and adversely affect our operations. None of our officers or directors has entered into an employment agreement or a covenant not to compete agreement with us. As a result, any of them may discontinue providing services to us at any time and for any reason, and even thereafter commence competition with us. Moreover, we do not maintain key man life insurance on any of our officers or directors.

     OUR CURRENT MANAGEMENT RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE, AND WE HAVE NO ASSURANCE THAT WE CAN ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

     There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

     LIMITATIONS ON CLAIMS AGAINST OUR OFFICERS AND DIRECTORS, AND OUR OBLIGATION TO INDEMNIFY THEM, COULD PREVENT OUR RECOVERY FOR LOSSES CAUSED BY THEM.

     The corporation law of Delaware allows a Delaware corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Restated Certificate of Incorporation have eliminated our directors' liability to the maximum extent permitted by the corporation law of Delaware. Moreover, our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for by the corporation law of Delaware. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Commission maintains that indemnification for liabilities arising under the Securities Act is against the public policy expressed in the Securities Act, and is therefore unenforceable.

     INCUMBENT MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK, AND CUMULATIVE VOTING IS NOT AVAILABLE TO STOCKHOLDERS.

     Two members of our current management, Jimmy D. Wright and Kent E. Lovelace, Jr., currently own (directly or indirectly) approximately 42.2% of our outstanding common stock (considered on an undiluted basis); Messrs. Wright's and Lovelace's stock ownership would increase if they were to exercise certain outstanding warrants issued to them directly or indirectly. Cumulative voting in the election of directors is not provided for by law or in our Restated Certificate of Incorporation. Accordingly, the holder or holders of a majority of our outstanding shares of common stock may elect all of our directors. Management's large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

     WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY.

     We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

     * Manage relationships with various strategic partners and other third parties;
     *     Hire  and retain skilled personnel necessary to support our business;
     *     Train  and  manage  a  growing  employee  base;  and
     *     Continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

     FUTURE  ACQUISITIONS  COULD  EXPOSE  US  TO  NUMEROUS  RISKS.

     As part of our business strategy, we may acquire complementary companies, products or services. Any acquisition would be accompanied by the risks commonly encountered in such a transaction. Such risks include the following:

     * Difficulty of assimilating the operations and personnel of the acquired companies
     *     Potential  disruption  of  our  ongoing  business
     * Inability of management to maximize our financial and strategic position through the successful incorporation of acquired businesses
     * Additional expenses associated with amortization of acquired intangible assets
     *     Maintenance  of  uniform standards, controls, procedures and policies
     * Impairment of relationships with employees, customers and vendors as a result of any integration of new management personnel
     *     Potential  unknown  liabilities  associated  with acquired businesses

     There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions. Due to all of the foregoing, any future acquisition may materially adversely affect our business, results of operations, financial condition and cash flows. Although we do not expect to use cash for acquisitions, we may be required to obtain additional financing if we choose to use cash in the future. There can be no assurance that such financing will be available on acceptable terms. In addition, if we issue stock to complete any future acquisitions, existing stockholders will experience further ownership dilution.

     WE HAVE ENTERED INTO CERTAIN TRANSACTIONS WITH PERSONS WHO ARE OUR OFFICERS AND DIRECTORS.

     We have entered into certain transactions (the "Related Party Transactions") either directly with, or with entities controlled by one or both of, Jimmy D. Wright, one of our directors and our Chairman of the Board, Kent E. Lovelace, Jr., one of our directors and our President and Chief Financial Officer, and the F.E.I. Energy Trust, a significant Company stockholder. The Related Party Transactions are described in "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." None of the Related Party Transactions were the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of the Related Party Transactions are as favorable to us as those that could have been obtained in true arms-length negotiations. However, we believe that all Related Party Transactions were fair as to the Company at the time they were authorized or approved. Moreover, because of the positions of Messrs. Wright and Lovelace and the F.E.I. Energy Trust with us, there can be no assurance that we would enforce a claim against either of them arising out of any of the Related Party Transactions.

                         RISKS RELATED TO OUR BUSINESS
                         -----------------------------

     OIL AND GAS PRICES ARE VOLATILE, HAVE BEEN LOW IN RECENT YEARS, AND COULD BE LOW AGAIN IN THE FUTURE.

     Our revenues, profitability and future growth and the carrying value of our properties will depend substantially on the prices we realize for our oil and gas production. Our realized prices will also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Oil and gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. For example, oil and natural gas prices increased significantly in late 2000 and early 2001 and then steadily declined in 2001, only to climb again in recent years to near all-time highs before declining again in late 2006. Prices of oil have risen again prior to the date of this Form 10 to all-time highs. Despite the fairly high current prices for natural gas and oil, there can be no assurance that low prices will not be experienced again in the future. Among the factors that can cause price volatility are:

     * worldwide or regional demand for energy, which is affected by economic conditions;
     *     the  domestic  and  foreign  supply  of  oil  and  gas;
     *     weather  conditions;
     *     domestic  and  foreign  governmental  regulations;
     *     political  conditions  in  gas  or  oil  producing  regions;
     * the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
     *     the  price  and  availability  of  alternative  fuels.

Oil and gas price movements cannot be predicted with certainty. Lower oil and gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and gas that we can produce economically. A substantial or extended decline in oil and gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance capital expenditures.

     THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO SELECT OIL AND GAS PROJECTS THAT ULTIMATELY PROVE SUCCESSFUL ECONOMICALLY.

     We intend to drill exploratory test wells on properties with no proved oil and gas reserves, although such properties will typically be situated in areas of proved production reserves. Drilling of oil and gas wells always involves the risk that no commercially productive oil or gas reservoirs will be encountered. While all drilling (whether developmental or exploratory) involves this risk, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of oil and gas. Because of our proposed exploratory drilling activities, we are especially likely to experience exploration and abandonment expenses from time to time in the future. The economic success of any project will depend on a number of factors, including our ability to discern and estimate the volumes of recoverable reserves relating to the project, rates of future production, future commodity prices, operating costs, and possible environmental liabilities. All of these factors affect whether or not a project will ultimately generate cash flows sufficient to provide a suitable return on investment. Our assessments and estimations of these factors (which are inherently inexact and uncertain) may prove inaccurate. Moreover, there is no specific criterion for selecting the oil and gas projects that we will decide to pursue. Accordingly, we will have significant flexibility in selecting such projects. There can be no assurance that we will be able to identify economically successful oil and gas projects or that we will be able to pursue these projects successfully even if identified. Our failure to select economically successful oil and gas project will materially and adversely affect our business, results of operations and financial condition. Even if we create reserves through our exploration activities, our reserves will decline as they are produced. We will be constantly constrained to add new reserves through further exploration or further development of our existing properties. There can be no assurance that our exploration and development activities will be successful in adding new reserves. If we fail to replace reserves, our level of production and cash flows will be adversely impacted.

     THE SELECTION OF OIL AND GAS PROJECTS INVOLVES NUMEROUS RISKS UNRELATED TO THE PRESENCE OR ABSENCE OF RECOVERABLE RESERVES RELATING TO THE PROJECT.

     Even though we intend to perform a review (that we believe is consistent with industry practices) of each project we decide to pursue, reviews of this nature are often limited in scope. Moreover, these reviews may not reveal all existing or potential problems nor will they permit us to become sufficiently familiar with the related properties to fully assess their deficiencies and capabilities. In addition, inspections may not always be performed on every platform or well, and structural or environmental problems may not be observable even when an inspection is undertaken. Even when problems are identified, the seller or lessor may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not entitled to contractual indemnification for environmental liabilities, and we may be required to pursue many projects on an "as is" basis. Accordingly, we may be required to make significant expenditures to cure environmental contamination relating to acquired properties. If we are unable to remedy or cure any title defect or potential environmental problem of a nature such that drilling operations on the property would not be prudent, we could suffer a loss of our entire investment in the property.

     OUR APPROACH TO TITLE ASSURANCE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     We intend to purchase working and revenue interests in oil and gas leasehold interests. The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. In some instances, we may forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This is customary practice in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. In some instances, we, or the person or company acting as operator of the wells located on the properties that we intend to lease, may not obtain counsel to examine title to such spacing unit until the well is about to be drilled. As a result of such examinations, certain curative work may have to be performed to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. Occasionally, the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost. If we were to lose the amount paid for any such oil and gas lease, such loss could materially adversely affect our business. Since we do not intend to retain title lawyers in connection with our acquisitions, the risk of such losses in our operations is increased. We note, however, that we did obtain a drill site title opinion for our initial well being drilled as of the date of this Form 10.

     DEVELOPMENT ACTIVITIES ON EVEN WELL-SELECTED PROJECTS MAY BE UNSUCCESSFUL FOR MANY REASONS, INCLUDING WEATHER, COST OVERRUNS, EQUIPMENT SHORTAGES AND MECHANICAL DIFFICULTIES.

     The selection of attractive oil and gas projects does not ensure success. The development of oil and gas projects involves a variety of operating risks, including:

     *     fires;
     *     explosions;
     *     blow-outs  and  surface  cratering;
     *     uncontrollable  flows  of  natural  gas,  oil  and  formation  water;
     * natural disasters, such as hurricanes and other adverse weather conditions;
     *     pipe,  cement,  subsea  well  or  pipeline  failures;
     *     casing  collapses;
     *     ineffective  hydraulic  fracs;
     *     embedded  oil  field  drilling  and  service  tools;
     *     abnormally  pressured  formations;  and
     * environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations.

     We  could  also  incur  substantial  losses  as  a  result  of:

     *     injury  or  loss  of  life;
     * severe damage to and destruction of property, natural resources and equipment;
     *     pollution  and  other  environmental  damage;
     *     clean-up  responsibilities;
     *     regulatory  investigation  and  penalties;
     *     suspension  of  our  operations;  and
     *     repairs  to  resume  operations.

These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or property acquisitions, or result in loss of equipment and properties.

     Presently, because of budget constraints, we do not maintain insurance in accordance with prevailing industry practices, but instead we rely upon the insurance coverage of our operators to protect us against the types of risks, losses and liabilities that customarily arise out of oil and gas exploration and production activities. Our operators' insurance may prove inadequate. Our lack of customary insurance coverage may expose us to certain risks, losses and liabilities for the indefinite future. As funds become available, we intend to broaden our insurance coverage. However, we may never obtain insurance for some risks if we believe the cost of available insurance is excessive relative to the risks presented. In addition, some risks may not be fully insurable if insurable at all. Even if we broaden our insurance coverage, our insurance would probably not cover all potential claims or may not adequately indemnify us for all liability to which we will be exposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition. Moreover, we do not currently carry business interruption insurance.

     Finally, the successful drilling of an oil and gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic.

     WE WILL RELY ON A NUMBER OF THIRD PARTIES, AND SUCH RELIANCE EXPOSES US TO A NUMBER OF RISKS.

     Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We may rely upon various companies to assist us in identifying desirable gas and oil prospects to acquire and provide us with technical assistance and services. We also may rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we intend to rely upon the owners and operators of oil rigs and drilling equipment, and upon providers of oilfield services, to drill and develop our prospects to production. Moreover, if any of our wells proves to hold commercially producible gas, we will have to rely on third party gathering or pipeline facilities to transport and purchase our production. We have identified the locations of all major gathering and other facilities currently installed in the general vicinity of our targeted area and have initiated contacts with the owners of these facilities to ascertain their specific requirements with respect to transporting our gas to pipelines for transmission, including volume and quality of gas and connection costs. Management believes that these pipelines basically purchase all available gas that they can. However, some of the owners of these pipelines produce their own gas, which they also transport along with other third-party gas such as that which we intend to produce. Most of the pipelines in the area of our current oil and gas interests are not required by law to transport any gas that we may produce. As a result, if pipelines in the area reach capacity, any productive natural gas well that we develop could be "shut-in" because of a lack of available natural gas pipeline capacity. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

     THE  UNAVAILABILITY  OR  HIGH  COST  OF DRILLING RIGS, EQUIPMENT, SUPPLIES,
PERSONNEL  AND  OILFIELD  SERVICES  COULD  MATERIALLY  ADVERSELY  AFFECT  US.

     Either shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could materially adversely affect our business, financial condition and results of operations. Drilling activity in the area of our proposed initial activities is comparatively high. Increased drilling activity could decrease the availability of rigs and oilfield services. As a further result of the increased drilling activity, associated costs (including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry) could increase as well. These costs may increase further, and necessary equipment and services may not be available to us at economical prices.

     WE  MAY  INCUR  SUBSTANTIAL  IMPAIRMENT  WRITEDOWNS  IN  THE  FUTURE.

     If and when we are successful in establishing proved oil and gas properties, we will review such properties in the future for impairment when circumstances suggest there is a need for such a review. For each property determined to be impaired, we will recognize an impairment loss equal to the difference between the carrying value and the fair value of the property on our balance sheet. Fair value is estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices (as determined by management) to the estimated future production of oil and gas reserves over the economic life of a property. Future cash flows are based upon an independent engineer's estimate of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling. If oil and gas prices decrease or if the recoverable reserves on a property are revised downward, we may be required to record impairment writedowns in the future, which would result in a negative impact to our financial position.

     OUR HEDGING DECISIONS MAY IMPACT OUR POTENTIAL GAINS FROM CHANGES IN COMMODITY PRICES AND MAY RESULT IN LOSSES.

     To reduce our exposure to fluctuations in the prices of oil and gas, we may in the future enter into hedging arrangements with respect to a portion of our expected production. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

     *     production  is  less  than  expected;
     * the other party to the hedging contract defaults on its contract obligations;
     * we could be required to post additional cash to cover margin requirements, which could materially adversely affect our liquidity;
     * we could be unable to meet additional margin requirements, which could result in the closing of our positions thereby leading to a financial loss as well as the possible loss of the anticipated benefits of the related hedging transactions; and
     * there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     These hedging arrangements may limit the benefit we would receive from increases in the prices for oil and gas. Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and gas prices than had we engaged in hedging arrangements.

     WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, WHICH CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Development, production and sale of oil and gas are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     *     discharge  permits  for  drilling  operations;
     * bonds for ownership, development and production of oil and gas properties;
     *     reports  concerning  operations;  and
     *     taxation.

     Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

     OUR COMPETITORS MAY HAVE GREATER RESOURCES, WHICH COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES AND TO BETTER WITHSTAND PERIODS OF LOW MARKET
PRICES  FOR  OIL  AND  NATURAL  GAS.

The petroleum and natural gas industry is intensely competitive, and we compete with other companies that have substantially larger financial resources, operations, staffs and facilities. Many of these companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market oil and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. For more information regarding the competition to which we will be exposed, see " ITEM 1. BUSINESS - COMPETITION."

                       RISKS RELATED TO OUR COMMON STOCK


     OUR AUTHORIZED PREFERRED STOCK EXPOSES HOLDERS OF OUR COMMON STOCK TO CERTAIN RISKS.

     Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this Form 10, no shares of preferred stock had been issued.

     WE HAVE CERTAIN OBLIGATIONS AND THE GENERAL ABILITY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     Warrants to purchase 1,050,001 unregistered shares of common stock had been issued as of the date of this Form 10. These warrants permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these warrants would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other in connection with these warrants. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options to consultants, our Board of Directors will determine the timing and size of the issuances and grants and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

     OUR  COMMON  STOCK  HAS  NOT  BEEN  PUBLICLY  TRADED  BEFORE.

     There has never been any established public market for the trading of our common stock. Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board after our shares become legally eligible to trade. There can be no assurance as to the prices at which the shares of our common stock will trade, if at all. Until shares of our common stock become more broadly held and orderly markets develop and even thereafter, the prices of our common stock may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

     *     The  depth  and  liquidity  of  the  markets  for  our  common stock;
     *     Investor  perception  of us and the industry in which we participate;
     *     General  economic  and  market  conditions;
     *     Responses  to  quarter-to-quarter  variations  in  operating results;
     *     Failure  to  meet  securities  analysts'  estimates;
     *     Changes  in  financial  estimates  by  securities  analysts;
     *     Conditions,  trends  or  announcements  in  the oil and gas industry;
     * Announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
     *     Additions  or  departures  of  key  personnel;
     *     Sales  of  our  common  stock;
     * Accounting pronouncements or changes in accounting rules that affect our financial statements; and
     *     Other  factors  and  events  beyond  our  control.

      The market price of our common stock could experience significant fluctuations unrelated to our operating performance. As a result, a stockholder (due to personal circumstances) may be required to sell such stockholder's shares of our common stock at a time when our stock price is depressed due to random fluctuations, possibly based on factors beyond our control.

     THE TRADING PRICE OF OUR COMMON STOCK MAY ENTAIL ADDITIONAL REGULATORY REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

     The trading price of our common stock may commence below $5.00 per share. As a result of this price level, trading in our common stock would be subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors
(generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

     BECAUSE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, STOCKHOLDERS MAY HAVE TO SELL THEIR SHARES OF OUR COMMON STOCK TO REALIZE A RETURN ON THEIR INVESTMENT IN THE COMPANY.

     The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends
to  retain  all  earnings,  if any,  for  use  in   our   business   operations.
Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

 ITEM  2.  FINANCIAL  INFORMATION.


     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this Form 10. In addition to historical information, the discussion in this report contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "ITEM 1A. Risk Factors" and elsewhere in this Form 10.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

     Our discussion of our financial condition and results of operations is based on the information reported in our financial statements. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities as of the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant accounting policies are detailed in Note 3 to our financial statements included in this Form 10. We have outlined below certain of these policies that have particular importance to the reporting of our financial condition and results of operations and that require the application of significant judgment by our management.

     KEY  DEFINITIONS

     Proved reserves, as defined by the SEC, are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Valuations include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by us.

     Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas volumes expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved undeveloped reserves are those reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

     USE  OF  ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OIL  AND  GAS  PROPERTIES

     The Company accounts for its oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Accordingly, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%, net of tax considerations. Costs associated with unevaluated properties are excluded from the full cost pool until the Company has made a determination as to the existence of proved reserves. The Company reviews its unevaluated properties at the end of each quarter to determine whether the costs incurred should be transferred to the full cost pool and thereby subject to amortization and ceiling test.

     ASSET  RETIREMENT  OBLIGATIONS

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 requires that the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

     REVENUE  RECOGNITION

     The Company recognizes oil and natural gas revenue under the sales method of accounting for its interests in producing wells as oil and natural gas is produced and sold from those wells.

     PROVISIONS  FOR  TAXES

     The Company has adopted SFAS No. 109 "Accounting for Income Taxes". Pursuant to this pronouncement, income taxes are accounted for using an asset and liability approach. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statements and tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is utilized when it is more likely than not, that some portion of, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

RESULTS  OF  OPERATION

     The Company had minimal operations in fiscal 2007 consisting of the activation of the Company's oil and gas exploration and production activities. In fiscal 2006, the Company's activities were even more minimal as the Company merely prepared to activate its exploration and production activities. The
Company had no revenues in either fiscal year 2007 or 2006. In 2007, the Company's only expenses consisted of $41,864 in general and administrative expenses, $64,383 in impairment expense, and $14,139 in interest expense, resulting in a $120,386 loss for 2007, or $.02 per share. In 2006, the Company's only expenses consisted of $4,028 in general and administrative expenses and $500 in interest expense, resulting in a $4,528 loss for 2006. Because of the Company's minimal operations in fiscal 2007 and fiscal 2006, the Company believes that the results in such years are not necessarily indicative of the results that the Company will experience in the future.

LIQUIDITY  AND  CAPITAL  RESOURCES

     The Company has already raised "seed" capital in the form of a loan in the amount of approximately $525,000. The party who made this loan was CEI Ventures, LLC, an entity owned by Kent E. Lovelace, Jr. (a director and an officer of the Company), the F.E.I. Energy Trust (a significant Company stockholder), and WRLP. The bulk of the proceeds of this loan went to fund the Company's obligations under the Enexco Agreement. This loan is secured by all of the Company's assets, including the Company's oil and gas interests briefly described above and more extensively described herein as well as all future oil and gas interests. Interest accrues on this loan at a rate of 10% per annum. This loan can become due and payable at any time upon the demand of the lender. In consideration of making the loan, the Company granted warrants to the owners of CEI Ventures, LLC to purchase up to an aggregate of 1,050,001 shares of the Company's common stock for a per-share exercise price of $.50. These warrants have a term of and are exercisable for five years. In connection with this loan, the Company agreed to register all shares separately owned by the owners of CEI Ventures, LLC or to be acquired pursuant to derivative securities, including the shares to be acquired upon exercise of the warrants issued in connection with the loans described above. In connection with this loan, the Company entered into a "piggy back" registration rights agreements with the owners of CEI Ventures, LLC, whereby each of them will have the right to include in any registration with the U.S. Securities and Exchange Commission any and all shares owned by them or to be acquired pursuant to derivative securities, including the shares to be acquired upon exercise of the warrants issued in connection with the loan described above.

     Currently, the Company can finance only the limited exploration activity by the Enexco Agreement described above. The Company will have to obtain additional financing to pursue additional opportunities. At the present time, the Company is currently trying to determine the scope of the business activities that it wishes to pursue. The amount of capital that the Company will need will depend on the scope of the business activities that the Company ultimately decides to pursue, which is uncertain at this time. However, for the

Company to pursue business activities much greater than those related to the Enexco Agreement, the Company would be required to undertake certain financing activities. The Company currently does not have any binding commitments for, or readily available sources of, additional financing. The Company cannot assure anyone that additional financing will be available to it when needed or, if available, that it can be obtained on commercially reasonably terms. If the Company does not obtain additional financing it will not be able to expand the scope of its business or even stay in business for that matter. If the Company is able to obtain additional funds, the Company may have to reduce the scope its business activities. If the Company does not obtain additional financing, the Company may be constrained to attempt to sell its oil and gas interests that it has accumulated. However, the Company cannot assure anyone that the Company will be able to find interested buyers or that the funds received from any such sale would be adequate to fund its activities. Under certain circumstances, the Company could be forced to cease its operations and liquidate its remaining assets, if any.

     Production from the Company's exploration and drilling efforts would provide the Company with cash flow, and a proven reserve would increase the value of the Company's leased rights and should enable the Company to obtain bank financing (after the wells have produced for a period of time to satisfy the related lender).

     To conserve on the Company's capital requirements, the Company intends occasionally to seek other industry investors who are willing to participate in the Company's exploration and production activities. The Company expects to retain a promotional interest in these prospects, but generally the Company will have to finance a portion (and sometimes a significant portion) of the acquisition and drilling costs. Also, the Company may acquire interests in properties by issuing shares of its common stock.

ITEM  3.  PROPERTIES.

     For a description of the Company's current assets, see "ITEM 1. BUSINESS - LOAN TO ENEXCO" and "ITEM 1. BUSINESS - FACILITIES."

ITEM  4.  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT.

     The following table sets forth as of March 3, 2008 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group. The address for all directors and officers of the Company is Colony Energy, Inc., 2100 West Loop South, Suite 900, Houston, Texas 77027.

   Name  and  Address  of                            Beneficial Ownership (1)
     Beneficial  Owner                              Number             Percent
     -----------------                              --------------------------

     Kent  E.  Lovelace,  Jr.                         2,158,756  (2)     32.3%

     Westside  Resources,  L.P.                       1,286,684  (3)     18.9%

     Jimmy  D.  Wright                                1,286,684  (4)     18.9%

     All  directors  and officers                     3,445,440  (5)     48.3%
     as  a  group  (two  persons)

     F.E.I.  Energy  Trust                            2,004,561  (6)     30.0%
     c/o  Kenneth  J.  Vacovec
     255 Washington St. Suite 340
     Newton,  MA  02458

     Kenneth  J.  Vacovec                             1,889,883  (7)     30.0%
     255 Washington St. Suite 340
     Newton, MA 02458

     Douglas  C.  Atnipp                              1,700,000  (8)     26.7%
     1000  Louisiana,  Suite  1800
     Houston,  Texas  77002

     Jordan  Marie  Wright  2007  Investment  Trust     850,000 (9)      13.3%
     c/o  Douglas  C.  Atnipp
     1000  Louisiana,  Suite  1800
     Houston,  Texas  77002

     Jacob  Earl  Wright  2007  Investment  Trust       850,000  (9)     13.3%
     c/o  Douglas  C.  Atnipp
     1000  Louisiana,  Suite  1800
     Houston,  Texas  77002

(1) Includes shares beneficially owned pursuant to options and warrants exercisable within 60 days.
(2) Includes 1,842,784 shares held directly and 315,972 shares that may be purchased pursuant to warrants that are currently exercisable.
(3) Includes 850,000 shares held directly and 436,684 shares that may be purchased pursuant to warrants that are currently exercisable. Jimmy D. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Wright.
(4) All of these shares are held by Westside Resources, L.P., an entity over which Mr. Wright has complete control. Accordingly, Mr. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Westside Resources, L.P.
(5) Includes 1,842,784 shares held directly, 850,000 shares held by a related entity, and 752,656 shares that may be purchased pursuant to warrants that are currently exercisable.
(6) Includes 1,707,216 shares held directly and 297,345 shares that may be purchased pursuant to warrants that are currently exercisable. Kenneth J. Vacovec, as trustee of this trust, has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Vacovec.
(7) The F.E.I. Energy Trust, a trust for which Mr. Vacovec serves as trustee, holds all of these shares. Accordingly, Mr. Vacovec has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by the F.E.I. Energy Trust.
(8) Either the Jordan Marie Wright 2007 Investment Trust or the Jacob Earl Wright 2007 Investment Trust, trusts for which Mr. Atnipp serves as trustee, holds all of these shares. Accordingly, Mr. Atnipp has sole voting power and sole investment power over these shares. These shares are also included in the table in the figures of shares beneficially owned separately by the Jordan Marie Wright 2007 Investment Trust and the Jacob Earl Wright 2007 Investment Trust.
(9) Douglas C. Atnipp, as trustee of this trust, has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Atnipp.

ITEM  5.  DIRECTORS  AND  EXECUTIVE  OFFICERS.

     The  directors  and  executive  officers  of  the  Company  are as follows:

           Name                       Age          Positions

     Jimmy D. Wright                   48          Chairman of the Board &
                                                   Treasurer

     Kent  E.  Lovelace,  Jr.          71          Director,  Chief  Executive
                                                   Officer, President,  Chief
                                                   Financial Officer & Secretary


     JIMMY D. WRIGHT - Chairman of the Board & Treasurer. Mr. Wright has been a Director, Chairman of the Board and Treasurer of the Company since February 2007. From February 2004 through April 2007, he served in various executive capacities (including Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer) of Westside Energy Corporation, a publicly traded oil and gas exploration and production company. From February 1997 to June 2001, Mr. Wright held various senior management positions with Midcoast Energy Resources Inc., which merged into Enbridge, Inc. While at Enbridge, Mr. Wright became Chief Executive Officer of Midcoast Canada Operating Company, a publicly traded international subsidiary of Enbridge Energy Partners, LP. From 2001 to 2002, he was Senior Vice President and subsequently President of EnergyClear Operating Corporation, the operator of EnergyClear Corporation, then an over-the-counter energy clearinghouse. Mr. Wright received a B.S. in mechanical engineering from the University of Memphis.

     KENT E. LOVELACE, JR. - Director, Chief Executive Officer, President, Chief Financial Officer & Secretary. Mr. Lovelace has been a Director, Chief Executive Officer, President and Secretary of the Company since March 2002. He also served as Chairman of the Board and Treasurer of the Company until he relinquished these offices in favor of Mr. Wright in February 2007. Since 1975, Mr. Lovelace has served as President and Chief Executive Officer of Equitrust Mortgage Corporation, formerly Hancock Mortgage Corporation.

     The authorized number of directors of the Company is presently fixed at two. A director serves for a term of one year that expires at the following annual stockholders' meeting. Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, the sole director of the Company receives no remuneration for his services as such.

     There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

ITEM  6.  EXECUTIVE  COMPENSATION.

     As of the date of this General Form for Registration of Securities on Form 10, the Company had paid no compensation to any officer or director of the Company during the Company's past three fiscal years. In addition, the Company has not awarded any equity or option grants, or established any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its officers, directors or employees. The Company does not expect to pay any remuneration to its officers or directors (other than expense reimbursements) until such time as the Company has completed a significant financing that would provide sufficient funds for such remuneration while also permitting the Company to expand the scope of its business. If such a financing is completed, the Company expects that it will start paying to its officers and outside directors salaries and fees at market levels, consistent with any restrictions on salaries and fees imposed by the investors providing the additional funds.

ITEM  7.  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.

     The Company raised "seed" capital in the form of several loans from related parties, all but one of which has been repaid. The first of these total an aggregate of $12,500, and has been repaid in full. More significantly, on August 16, 2007 the Company borrowed $350,000 from Westside Resources, L.P., an entity of which Jimmy D. Wright (a director and an officer of the Company) is sole owner and which is referred to hereinafter as "WRLP"). This loan was undertaken to provide funds to enter into the Company's agreement with Enexco, Inc., accrued interest at a rate of 10% per annum, was outstanding for one month, and has been repaid in full.

     Currently, the only outstanding Company loan is in the amount of approximately $525,000 and was provided by CEI Ventures, LLC, an entity owned by Kent E. Lovelace, Jr. (a director and an officer of the Company), the F.E.I. Energy Trust (a significant Company stockholder), and WRLP. This loan is secured by all of the Company's assets, including the Company's oil and gas interests received in connection with the Enexco loan, as well as all future oil and gas interests. Interest accrues on this loan at a rate of 10% per annum. This loan can become due and payable at any time upon the demand of the lender. In consideration of making the loan, the Company granted warrants to the owners of CEI Ventures, LLC to purchase up to an aggregate of 1,050,001 shares of the Company's common stock for a per-share exercise price of $.50. These warrants have a term of and are exercisable for five years. In connection with this loan, the Company agreed to register all shares separately owned by the owners of CEI Ventures, LLC or to be acquired pursuant to derivative securities, including the shares to be acquired upon exercise of the warrants issued in connection with the loans described above.

ITEM  8.  LEGAL  PROCEEDINGS.

     The Company is not now involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

GENERAL.

     The Company's common stock has never been publicly traded. As of March 3, 2008, the Company had ten holders of record. Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board after our shares become legally eligible to trade. The Company has never paid cash dividends, and has no intentions of paying cash dividends in the foreseeable future.

OUTSTANDING  WARRANTS.

     The Company has issued and outstanding warrants to purchase an aggregate of 1,050,001 unregistered shares of common stock as of the date of this Form 10 at a per-share purchase price of $.50. These warrants have a term of and are exercisable for five years.

SHARES  ELIGIBLE  FOR  FUTURE  SALE.

     Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. As of March 3, 2008, the Company has issued and outstanding 6,375,000 shares of Common Stock. For purposes of the remainder of this section, "restricted" shares are shares acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. An "affiliate" is a person who controls, is controlled by, or is under common control with the Company.

     "Restricted" and "control" shares must generally be sold in accordance with the requirements of Rule 144 under the Securities Act of 1933 (the "Act"). Effective February 14, 2008, the Commission has revised Rule 144. In general, under Rule 144 as revised, six months must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. After the six-month holding period has run, holders who are not affiliates of the Company may sell all or any portion of their shares so long as the Company is current in its SEC filings, and after the running of a one-year holding period, they may sell regardless of whether or not the Company is current in its SEC filings. After the six-month holding period has run (in the case of restricted shares) or at any time (in the case of control shares), holders who are affiliates of the Company are entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of 1% of the then outstanding shares or (in certain cases not currently applicable to the Company and if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales by affiliates under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Notwithstanding the preceding, because the Company was at one time a "shell" company, the Company's currently outstanding shares must be held for a period of one year after the filing of this Form 10 before they may be sold pursuant to Rule 144.

REGISTRATION  RIGHTS.

     In connection with the loan transaction pursuant to which the Company issued its 1,050,001 outstanding warrants, the Company entered into a "piggy back" registration rights agreements with each of warrant holders, whereby each of them will have the right to include in any registration with the U.S. Securities and Exchange Commission any and all shares owned by them or to be acquired pursuant to derivative securities, including the shares to be acquired upon exercise of the warrants issued in connection with the loan transaction as well as all previously owned shares.

PENNY  STOCK  RULES.

     Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

ITEM  10.    RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     During September and November 2007, in consideration of a loan in the approximate aggregate amount of $525,000 from CEI Ventures, LLC ("CEI"), the Company issued (without any further consideration) warrants to purchase up to 1,050,001 shares of the Company's common stock at a per share price of $.50. These warrants were issued to CEI's equity owners, who included an entity owned by Mr. Kent E. Lovelace, Jr. (a Company officer, director and significant stockholder), the F.E.I. Energy Trust (a significant Company stockholder), and Westside Resources, L.P. (an entity of which Jimmy D. Wright, a Company director and significant stockholder, is sole owner, and which is referred to hereinafter as "WRLP"). The issuances of the warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(6) of, and Rule 506 of Regulation D under, the Act.

     In May 2007, we sold to WRLP 1,275,000 shares of our common stock for these shares' par value of $.001 per share. Because Mr. Wright, the controlling person of WRLP, was a director and an officer of the Company at the time of this sale, the sale of these shares is claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933.

ITEM  11.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

     Pursuant to this Form 10, the Company is registering its class of common shares. This section discusses both the common and preferred classes of the Company's capital stock.

CAPITAL  STOCK.

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON  STOCK.

     The authorized Common Stock of the Company consists of 50,000,000 shares, par value $.001 per share. As March 3, 2008, 6,375,000 shares of Common Stock were outstanding. All of the shares of Common Stock are validly issued, fully paid and non-assessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

PREFERRED  STOCK.

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 3, 2008, no shares of Preferred
Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

     One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

ITEM  12.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Section 145 of the Delaware General Corporation Law sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. This section permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The required conditions are that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, provided; however, that, with respect to a suit by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the Company's directors and officers to the fullest extent authorized by the Delaware General Corporation Law or any other applicable law in effect if the required conditions are met. Moreover, Section 145 provides for mandatory indemnification of a present or former director or officer of a corporation who has been successful on the merits or otherwise in defense of any action, suit, proceeding, claim, issue or matter against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Both the Company's Certificate of Incorporation and By-laws require such expenses to be so advanced. Each of Section 145 and the Company's Certificate of Incorporation and Bylaws provides that the indemnification and advancement of expenses provided by, or granted pursuant to, it shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. The Company's By-laws contain a provision to a similar effect.

     The Company's Certificate of Incorporation limits (to the fullest extent permitted by the General Corporation Law of Delaware) the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM  13.     FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA

     An index of the Financial Statements of the Company appears in Item 15 hereof. The report of Company's Independent Auditors appears at Page F-2 hereof, and the Financial Statements and related footnotes of the Company appear at Page F-2 through F-9 hereof

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM  15.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

(a)     The following financial statements and related items are filed herewith:

Independent  Auditor's  Report                                             F-1

Balance  Sheets  as  of  December  31,  2007
   and  December  31,  2006                                                F-2

Statements  of Operations for the years ended
   December 31, 2007 and December 31, 2006                                 F-3

Statements  of  Stockholders'  Deficit for the
   years ended December 31, 2007 and December  31,  2006                   F-4

Statements of Cash Flows for years ended December
   31, 2007 and December 31, 2006                                          F-6

Notes  to  Financial  Statements                                           F-7

(b)     The  following  Exhibits  are  filed  herewith:

EXHIBIT  NO.     DESCRIPTION

3.01          First  Amended  and  Restated  Certificate of Incorporation of the
              Company
3.02          Bylaws  of  the  Company
4.01          Specimen  Common  Stock  Certificate
10.01         Agreement  by and between the Company and Enexco, Inc. ("Enexco")
10.02 Promissory Note made payable by Enexco to the order of the Company in an unspecified original principal amount
10.03 Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement executed by Enexco in favor of the Company
10.04 Promissory Note made payable by the Company to the order of Westside Resources, L.P. ("WRLP") in the original principal amount of $350,000.00
10.05 Promissory Note made payable by the Company to the order of CEI Ventures, LLC ("CEI") in the original principal amount of $322,531.73
10.06         Security Agreement executed by the Company in favor of the CEI
10.07 Warrant to Purchase the Company's common stock issued in the name of WRLP
10.08 Warrant to Purchase the Company's common stock issued in the name of Kent E. Lovelace, Jr.
10.09 Warrant to Purchase the Company's common stock issued in the name of the F.E.I. Energy Trust
10.10 Form of Registration Rights Agreement entered into with each of WRLP, Mr. Lovelace, and the F.E.I. Energy Trust
10.11 Promissory Note made payable by the Company to the order of CEI in the original principal amount of $202,468.26
10.12 Warrant to Purchase the Company's common stock issued in the name of WRLP
10.13 Warrant to Purchase the Company's common stock issued in the name of Kent E. Lovelace, Jr.
10.14 Warrant to Purchase the Company's common stock issued in the name of the F.E.I. Energy Trust

     SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has caused this Registration Statement to be signed by the undersigned, thereunto duly authorized.

March  3,  2008                    COLONY  ENERGY,  INC.


                                   By:  /s/  Kent  E.  Lovelace,  Jr.
                                        -----------------------------
                                        Kent  E.  Lovelace,  Jr.,
                                        President

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To  the  Board  of  Directors
Colony  Energy,  Inc.
(An  exploration  stage  company)
Houston,  Texas

     We have audited the accompanying balance sheets of Colony Energy, Inc. (the "Company") (an exploration stage company), as of December 31, 2007 and 2006 and the related statements of operations, cash flows and changes in stockholders' deficit for the years then ended, and for the period from June 20, 2000 (inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a loss from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Malone  &  Bailey,  PC

www.malone-bailey.com
Houston,  Texas

March 5,  2008

                              Colony Energy, Inc.
                         (An Exploration Stage Company)
                          Consolidated Balance Sheets



                                          December 31, 2007    December 31, 2006
                                          ------------------  ------------------
ASSETS

Current Assets
     Cash                                 $         136,168    $        972
     Prepaid expenses                                 1,470               -
                                          ---------------------------------
Total Current Assets                                137,638             972

OIL AND GAS PROPERTIES, full cost method

    Unevaluated properties - Net of
      Impairment Expense                            277,383               -
                                          ---------------------------------
TOTAL ASSETS                              $         415,021    $        972
                                          =================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
     Accrued interest payable             $           6,767    $        732
     Accounts Payable                                 6,532               -
                                          ---------------------------------
Total Current Liabilities                            13,299             732

Notes payable - related parties                     525,000           5,000
                                          ---------------------------------
Total Liabilities                                   538,299           5,732

STOCKHOLDERS' DEFICIT

     Preferred stock, $0.01 par value,
        10,000,000 shares authorized, none
        outstanding                                      -               -
     Common stock, 50,000,000 common shares
        authorized with a par value of
        $0.001, 6,375,000 and 5,100,000
        common shares issued and outstanding
        respectively                                  6,375          5,100
Subscription receivable                              (9,000)        (9,000)
Additional paid-in capital                            5,693          5,100
Deficit accumulated during the exploration
   stage                                           (126,346)        (5,960)
                                           -------------------------------
Total Stockholders' Deficit                        (123,278)        (4,760)
                                           -------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT $       415,021    $       972
                                           ===============================



               See accompanying notes to financial statements

                               Colony Energy, Inc.
                        ( An Exploration Stage Company)
                      Consolidated Statements of Expenses




                                                                July 20, 2000
                                                                (Inception)
                                        Years Ended                through
                                  December 31,     December 31,  December 31
                                     2007             2006         2007

OPERATING EXPENSES:

  General and administrative      $   41,864      $     4,028   $     47,092
  Impairment of unevaluated
    oil and gas properties            64,383                -         64,383
                                  ------------------------------------------
       Total Operating Expenses      106,247            4,028        111,475
                                  ------------------------------------------

LOSS FROM OPERATIONS                 106,247            4,028        111,475
                                  ------------------------------------------

OTHER EXPENSE
   Interest expense                   14,139              500         14,871
                                  ------------------------------------------
            Total Other Expenses      14,139              500         14,871
                                  ------------------------------------------

NET LOSS                          $  120,386      $     4,528   $    126,346
                                  ==========================================


Net basic and diluted per
   common share                   $    (0.02)     $     (0.00)

Weighted average shares
   outstanding - basic and diluted 5,896,438        5,100,000
                                   ==========================





                 See accompanying notes to financial statements

                              Colony Energy, Inc.
                         (An Exploration Stage Company)
                Consolidated Statement of Stockholders' Deficit
        Period From July 20, 2000 (Inception) Through December 31, 2007


                                                                    Additional
                          Preferred Stock       Common Stock          Paid-In
                          Shares     Amount    Shares   Amount        Capital
                          ------    ------     ------  -------      ---------

Balance, July 20, 2000         -         -          -       -               -

Common stock issued for
   cash                        -         -   5,000,000   5,000          5,000

Common stock issued for
   services                    -         -     100,000     100

Net loss for the period
   from July 20, 2000
   (Inception) to December
   31, 2005                    -         -           -       -              -
                         -----------------------------------------------------
Balance, December 31, 2005     -         -  5,100,000  $ 5,100       $  5,100
                         -----------------------------------------------------

Net loss                       -         -          -        -              -
                         -----------------------------------------------------
Balance, December 31, 2006     -         -  5,100,000    5,100          5,100
                         -----------------------------------------------------

Common Stock issued for
 cash at $0.001 per share      -         -  1,275,000    1,275              -

Warrants issued at $0.50
   share                       -         -          -        -            593

Net loss                       -         -          -        -              -
                        -----------------------------------------------------
Balance, December 31, 2007     -         -  6,375,000  $ 6,375      $   5,693
                        =====================================================

                 See accompanying notes to financial statements

                              Colony Energy, Inc.
                         (An Exploration Stage Company)
           Consolidated Statement of Stockholders' Deficit (continued)
        Period From July 20, 2000 (Inception) Through December 31, 2007

                                                    Deficit
                                                  Accumulated
                                                     During
                                Subscription       Exploration
                                 Receivable           Stage         Total
                                -----------       ------------    ---------

Balance, July 20, 2000                    -                -             -

Common stock issued for
   cash                              (9,000)               -         1,000

Common stock issued for
   services                               -                -           200

Net loss for the period
   from July 20, 2000
   (Inception) to December
   31, 2005                               -            (1,432)      (1,432)
                                ------------------------------------------
Balance, December 31, 2005       $   (9,000)       $   (1,432)   $    (232)
                                ------------------------------------------

Net loss                                  -            (4,528)      (4,528)
                                ------------------------------------------
Balance, December 31, 2006           (9,000)           (5,960)      (4,760)
                                ------------------------------------------

Common Stock issued for
 cash at $0.001 per share                 -                 -        1,275

Warrants issued at $0.50
   share                                  -                 -          593

Net loss                                  -           (120,386)   (120,386)
                                 -----------------------------------------
Balance, December 31, 2007       $   (9,000)      $   (126,346) $ (123,278)
                                 =========================================




                 See accompanying notes to financial statements

                              Colony Energy, Inc.
                         (An Exploration Stage Company)
                     Consolidated  Statements of Cash Flows




                                                                 July 20, 2000
                                      Years Ended                 (Inception)
                                December 31    December 31          through
                                   2007           2006         December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------

Net loss                       $  (120,386)   $   (4,528)      $  (126,346)

Adjustments to reconcile net loss
   to cash used in operating
   activities:
      Change in:
         Warrants issued for
           compensation                593             -               593
         Stock compensation
           expense                       -             -               200
      Impairment of unevaluated
         oil and gas properties     64,383             -            64,383
      Changes in assets and
         liabilities:
           Prepaid expenses         (1,470)            -            (1,470)
           Accounts payable and
            accrued liabilities      6,035         5,500             6,967
                               -------------------------------------------
Net Cash provided by (used in)
   Operating Activities            (50,845)          972           (55,673)
                               -------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------

Purchase of oil and gas property  (335,234)            -          (335,234)
                                ------------------------------------------
Net Cash Used in Investing
   Activities                     (335,234)            -          (335,234)
                               -------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
Proceeds from the sale of
   common stock                     1,275              -            2,275
Proceeds of note payable          982,500              -          987,500
Repayment of note payable        (462,500)             -         (462,500)
                               ------------------------------------------
Net cash Provided by
   Financing Activities           521,275              -          527,275
                               ------------------------------------------

NET INCREASE IN CASH              135,196            972          136,368

CASH AT BEGINNING OF PERIOD           972              -                -
                               ------------------------------------------
CASH AT END OF PERIOD          $  136,168       $    972      $   136,368
                               ==========================================

Supplemental cash flow Disclosures


Interest  Paid                 $    8,104       $      -      $         -

Income taxes Paid              $        -       $      -      $         -
                               ==========================================





                        See accompanying summary of
               accounting policies and notes to financial statements

                              COLONY ENERGY, INC.
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   ORGANIZATION AND BASIS OF PRESENTATION

Organization

Colony Energy, Inc. ("Colony" or the "Company") was originally incorporated in the State of Delaware on July 7, 2000 as "DirectMoviesOnline.Com Inc" but changed its name to Colony Energy, Inc. on September 12, 2006. The Company engages primarily in the exploration and development of oil and gas properties in the United States. The Company currently participates in the exploration of several unevaluated oil and gas properties.

Basis of Presentation

The accompanying financial statements of Colony have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission.

Exploration Stage Company

Colony's activities have been accounted for as those of an "Exploration Stage Enterprise" as set forth in SFAS No. 7, "Accounting for Development Stage Entities." Among the disclosures required by SFAS No. 7 are that Colony's financial statements be identified as those of an exploration stage company. In addition, the statements of operations, stockholders' deficit and cash flows are required to disclose all activity since its date of inception. Colony will continue to prepare its financial statements and related disclosures in accordance with SFAS No. 7 until such time that Colony's oil and gas properties have generated significant revenues.

Reverse Stock Split

Effective October 2, 2006, Colony approved a two to one reverse stock split. Accordingly, all references to number of shares and to per share information in the financial statements have been adjusted to reflect the reverse stock split on a retroactive basis.

NOTE 2.   GOING CONCERN

Colony has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of oil and gas properties. The ability of the Company to emerge from the exploration stage with respect to its principal business activity is dependent upon its successful efforts to raise additional debt and/or equity financing and generate significant revenue. Colony has incurred losses of $126,346 since inception. These factors raise substantial doubt regarding Colony's ability to continue as a going concern. Management plans to raise additional capital through equity and/or debt financings. Colony cannot offer any assurances that it will be successful in executing its plans to continue as a going concern. Colony's financial statements at December 31, 2007 do not include any adjustments that might result from the inability to continue as a going concern.

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Fair  Value  of  Financial  Instruments

The amounts of financial instruments including cash, prepaid expenses, accounts payable and notes payable, approximated their fair values as of December 31, 2007 and 2006.

Oil and Gas Properties

The Company accounts for its oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Accordingly, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%, net of tax considerations.

Costs associated with unevaluated properties are excluded from the full cost pool until Colony has made a determination as to the existence of proved reserves. Colony reviews its unevaluated properties at the end of each quarter to determine whether the costs incurred should be transferred to the full cost pool and thereby subject to amortization and ceiling test.

Asset Retirement Obligations

In August 2001, the FASB issued SFAS No. 143,"Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 requires that the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

Revenue Recognition

Colony recognizes oil and natural gas revenue under the sales method of accounting for its interests in producing wells as oil and natural gas is produced and sold from those wells.

Provision  for  Taxes

Colony has adopted SFAS No. 109 "Accounting for Income Taxes". Pursuant to this pronouncement, income taxes are accounted for using an asset and liability approach. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statements and tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is utilized when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss  per  Share  of  Common  Stock

Basic loss per share of common stock is calculated by dividing net loss available to common stockholders by the weighted average number of common shares issued and outstanding during the year. Common stock equivalents are excluded from the calculations when their effect is anti-dilutive.

NOTE 4. NOTES PAYABLE - RELATED PARTY

During 2005, Colony entered into two Promissory Notes with shareholders in the amount of $2,500 each with maturity dates of February 28, 2009 with interest of 10% per annum. On November 6, 2007 these notes were repaid in full.

During 2007, Colony entered into two Promissory Notes with a shareholder in the amounts of $7,500 and $350,000 with maturity dates of May 31, 2009 and August 16, 2012, respectively, and with interest of 10% per annum. These notes were paid in full on November 6, 2007 and December 6, 2007, respectively.

On September 27, 2007 Colony borrowed $322,532 from a related entity with a maturity date of September 26, 2012 and interest of 10% per annum. The note is due on demand.

On November 29, 2007 Colony borrowed $202,469from a related entity with a maturity date of November 28, 2012 and interest of 10% per annum. The note is due on demand.

 NOTE  5.  RELATED  PARTY  TRANSACTIONS

During 2007 Colony entered into $525,000 promissory notes agreements with a related entity. The proceeds of the note were used to repay existing notes to shareholders and to acquire oil and gas properties. See details at footnote 4 and 6.

NOTE  6.  WARRANTS

During the twelve months ending December 31, 2007 Colony issued warrants to the equity holders of the entity loaning $525,000 to the Company to purchase up to 1,050,001 shares of the Company's common stock for a per-share exercise price of $.50. Using a Black Sholes calculation it was estimated that the fair value of these warrants was $593 based on the stock price at the date of issuance of $0.001, volitility of 176%, expected life of 5 years and no dividends. 645,064 of the warrants expire on September 28, 2012 and the remaining warrants expire on November 29, 2012.

NOTE  7.  UNEVALUATED  OIL  AND  GAS  PROPERTIES

During 2007, the Company acquired $335,234 of unevaluated oil and gas properties. The drilling of the Company's first well, the McVeigh #1 in Okfuskee County, Oklahoma has been drilled to its target depth and has been determined to be a dry hole. This well was plugged and abandoned and $64,383 of impairment expense has been recognized. The operator is currently proposing another well in the prospect acreage containing the McVeigh #1 well during early 2008.

The drilling of the Company's second well the Betty Marchant #1 in Seminole County, Oklahoma, has been drilled to its target depth. This well encountered several prospective oil and gas formations and testing is currently underway and additional acreage is being acquired in the prospect area.

NOTE  8  -  INCOME  TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2007 and 2006, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $58,895 at December 31, 2007, and will expire through 2025.

At  December  31,  2007,  deferred  tax  assets  consisted  of  the  following:

                         Deferred  tax  assets               $  20,024
                         Less:  valuation  allowance           (20,024)
                                                             ---------
                         Net  deferred  tax  assets          $       -

 EXHIBITS  INDEX

EXHIBIT
NUMBER        DESCRIPTION

3.01          First  Amended  and  Restated  Certificate of Incorporation of the
              Company
3.02          Bylaws  of  the  Company
4.01          Specimen  Common  Stock  Certificate
10.01         Agreement by and between the Company and Enexco, Inc. ("Enexco").
10.02 Promissory Note made payable by Enexco to the order of the Company in an unspecified original principal amount
10.03 Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement executed by Enexco in favor of the Company
10.04 Promissory Note made payable by the Company to the order of Westside Resources, L.P. ("WRLP") in the original principal amount of $350,000.00
10.05 Promissory Note made payable by the Company to the order of CEI Ventures, LLC ("CEI") in the original principal amount of $322, 531.73
10.06         Security Agreement executed by the Company in favor of the CEI
10.07 Warrant to Purchase the Company's common stock issued in the name of WRLP
10.08 Warrant to Purchase the Company's common stock issued in the name of Kent E. Lovelace, Jr.
10.09 Warrant to Purchase the Company's common stock issued in the name of the F.E.I. Energy Trust
10.10 Form of Registration Rights Agreement entered into with each of WRLP, Mr. Lovelace, and the F.E.I. Energy Trust
10.11 Promissory Note made payable by the Company to the order of CEI in the original principal amount of $202,468.26
10.12 Warrant to Purchase the Company's common stock issued in the name of WRLP
10.13 Warrant to Purchase the Company's common stock issued in the name of Kent E. Lovelace, Jr.
10.14 Warrant to Purchase the Company's common stock issued in the name of the F.E.I. Energy Trust